SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. )
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Soliciting Material Pursuant to ss. 240.14a-12 ☑
TM Entertainment & Media, Inc.
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Dear Fellow Stockholder:
     TM Entertainment and Media, Inc. (“TMI”) is sending you this letter in connection with the solicitation of consents from TMI’s stockholders by Opportunity Partners L.P. (“Bulldog”). You may have received a letter from Bulldog dated December 30, 2008 asking you to execute a consent card purporting to (i) “adopt[] a bylaw to take effect immediately to increase the size of the [TMI Board of Directors] from four to nine members,” and (ii) “elect[] a slate of directors to fill the five open seats thereby created.” We believe that the business premise of Bulldog’s campaign is fundamentally flawed, and we believe the consents Bulldog is soliciting are likely legally deficient to effect the actions Bulldog seeks. Accordingly, we are writing to urge you NOT to return the Green consent card requested by Bulldog. If you have already executed a Green consent card, we urge you to execute the enclosed WHITE consent revocation card revoking any consent you may have delivered to Bulldog.
Flawed Business Premise
     As we have previously expressed in our public filings and statements, your Management Team and your Board of Directors believe, based on conversations with potential acquisition targets and/or their representatives, that we will be able to present to stockholders a proposal for a Business Combination that will generate long-term value for all stakeholders, although there can be no guarantee that we will be able to do so. There are a number of reasons we believe stockholders should not consent to Bulldog’s proposal, including the following:
     1. TMI made disclosures to its investors assuring them that management would have a full two years within which to effect a Business Combination. Stockholders and warrant holders purchased TMI securities with this knowledge and expectation. We believe an attempt to liquidate early as Bulldog requests would likely result in litigation from some stockholders and warrant holders who would claim that the premature liquidation was contrary to TMI’s public disclosure, and the impact of such litigation may result in delays in any liquidation.
     2. TMI’s directors have fiduciary duties to all shareholders, including its founding shareholders. Directors, including those Bulldog proposes to elect, must consider these stockholders as well as short-term arbitrageurs like Bulldog.
     3. TMI further believes that the trustee for TMI’s funds held in trust will not release such funds early without a written opinion from a reputable law firm. TMI cannot ascertain whether or not a reputable law firm would provide such opinion.
     4. If Bulldog’s nominees are truly “committed” to effecting a dissolution before even assuming office as directors, they may violate their fiduciary duties in following through on such a “commitment”. Directors of Delaware corporations have a duty of care that requires them to review all information reasonably available to them before taking action on a proposal as fundamental as dissolution of a corporation. This includes receiving information about the status and prospects for a Business Combination and taking that information into account in good faith before considering any proposal to dissolve TMI.

The Consents Being Solicited are Legally Deficient
     In addition to being flawed as a business matter, we believe the consents being solicited by Bulldog will be legally insufficient to effect the actions proposed. Among the defects are the following:
     1. The record date for the consent solicitation cannot be December 19, 2008. Bulldog’s statement that it is “seeking the consent of the shareholders of TMI of record as of December 19, 2008 exhibits a fundamental misunderstanding of Delaware law and TMI’s bylaws. Under Section 213(b) of the Delaware General Corporation Law and Section 5.5 of TMI’s Bylaws, the Board of Directors may fix a record date for the consent solicitation, which date cannot be before the date on which the Board acts to fix the record date. If the Board does not act to fix a record date for the consent solicitation, the record date will be the date on which the first validly executed written consent is delivered to TMI in the manner required by law. Because the Board has not acted to fix a record date, and because no written consents have yet been delivered to TMI, the record date for the consent solicitation has not yet been fixed, and it cannot be December 19, 2008. The Board is considering whether and when to fix a record date for the solicitation, and will publicly announce any decision to fix a record date. If any duly executed consents are validly delivered before the Board so acts, the date of such delivery will be the record date.
     2. Even if a Sufficient Number of Consents are Duly Executed and Delivered, Bulldog’s Proposals Will be Ineffective. TMI has been advised by counsel that the proposals described in Bulldog’s December 30 letter and its consent card are legally insufficient to take the actions described therein. The reasons for this position are as follows:
          A. With respect to the proposal to amend the Bylaws, neither the Bulldog Letter nor the language of the consent card propose a specific amendment to any specific section of TMI’s Bylaws. Currently, Section 3.1 of TMI’s Bylaws specify a range of directors between 1 and 9, and provide that the Board must act to specify the exact number of directors. Section 3.1 also states that the business and affairs of TMI will be managed by or under the direction of the Board, that directors need not be stockholders, and that the Board may be divided into classes in accordance with TMI’s Restated Certificate of Incorporation. The proposal articulated in Bulldog’s solicitation materials and consent card contain no text of any specific amendment to the Bylaws. Thus, stockholders and TMI are left only to guess whether any or all of the current provisions of Section 3.1 are to be amended.
          B. The solicitation materials and consent card likewise fail to specify to which classes the proposed new directors will be elected. Thus, stockholders are left without any guidance as to the fundamental question of for what terms specific directors are to be elected. This information is of critical importance to stockholders as there is no guarantee that TMI will be dissolved in any particular time frame, so that there may be a need for future annual meetings to elect replacement directors. TMI believes that this lack of specificity raises serious questions whether the election of the new directors would be valid under Delaware law. TMI likewise believes it is misleading to fail to inform stockholders as to what terms each nominee will serve if elected.
The Consent Process
     Under Delaware law, only consents that are duly executed, dated and delivered by or on behalf of stockholders who are stockholders of record as of the record date for the proposed actions by consent will be valid to take the proposed actions (assuming those actions are valid contrary to TMI’s belief). Thus, if you are not a stockholder of record but hold shares through a bank, broker or other intermediary, you will need to contact such intermediary either to (i) obtain written authority from the record owner to execute a consent on behalf of the record owner, or (ii) instruct such intermediary to execute a consent on your behalf. If you are a record owner or if you obtain authority to execute a consent on behalf of the record owner, you must sign and date the consent card, and your consent must be delivered to TMI by delivery to:
     (1) its registered office in Delaware, which is located at 2711 Centerville Road, Suite 400, Wilmington, DE 19808;
     (2) its principal place of business, located at 307 East 87th Street, New York, NY 10128; or
     (3) its Secretary, Malcolm Bird, at the following address: 307 East 87th Street, New York, NY 10128.
In addition, only consents that are signed and dated within 60 days of the earliest dated consent received by TMI will be effective to take the proposed actions by written consent (if they are otherwise valid).
     Consents not executed and dated by or on behalf of stockholders who are stockholders of record as of the record date for the consent solicitation or that are not delivered in the manner described above will not be effective to take the proposed actions.
     TMI intends to solicit revocations of consent from any stockholders of record that may have executed consent cards distributed by Bulldog. A form of the consent revocation card is attached to this letter. Please sign, date and return the revocation card to TMI at the address set forth below:
c/o Mike Powell
Managing Director
Pali Capital, Inc.
650 Fifth Avenue, 6th Floor
New York, NY 10019
     You may also submit your revocation by fax to Mike Powell of Pali Capital, Inc., at the following number: (212) 259-2093. If submitting by fax, however, please remember to fax the entire revocation card. We also requests that you mail a copy of any revocation cards submitted by fax to the address set forth above.
     Your Board of Directors and Management Team look forward to continuing to work to fulfill our goal of effecting a transaction that will provide long-term benefits to all stockholders.
Sincerely,
/s/ Theodore S. Green
Theodore S. Green
Chairman and Co-Chief Executive Officer
Security holders are advised to read the Registrant’s consent solicitation statement when it is available because it contains important information. Investors can obtain the consent solicitation statement, and any other relevant documents, for free at the United States Securities and Exchange Commission’s web site (www.sec.gov).
Identity of Participants
TMI, its officers and directors and Pali Capital, Inc. (“Pali”), the representative of the underwriters of TMI’s initial public offering, may solicit consents or revocations of consents on behalf of the TMI. Theodore S. Green, the TMI’s Chairman and Co-Chief Executive Officer, beneficially owns 1,237,500 shares of the TMI’s common stock and warrants to acquire 1,800,000 shares of the TMI’s common stock. Malcolm Bird, a director and the TMI’s Co-Chief Executive Officer, beneficially owns 787,500 shares of the TMI’s common and warrants to acquire 250,000 shares of the TMI’s common stock. John W. Hyde, a director of the TMI, beneficially owns 112,500 shares of the TMI’s common stock and warrants to acquire 25,000 shares of the TMI’s common stock. Jonathan F. Miller, a director of the TMI, beneficially owns 112,500 shares of the TMI’s common stock and warrants to acquire 25,000 shares of the TMI’s common stock. In connection with its initial public offering, the TMI sold to Pali an option to purchase up to 700,000 units (consisting of one share of common stock and one warrant to purchase one share of common stock) for $10 per unit. In addition, $3,281,600 of the underwriting commissions and discounts payable to the underwriters in the TMI’s initial public offering (including Pali) were deferred and place in the TMI’s trust account and will not be paid to the underwriters if the TMI does not complete a business combination by October 17, 2009.